Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 30, 2010 by and between Harald Armin Weisshaupt (the “Executive”) and AuraSound, Inc., a Nevada corporation (the “Company”).

WHEREAS,   the  Company believes  that  Executive's   service,   experience,   and knowledge are valuable to the Company in connection with its business; and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.           Employment. The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth.

2.           Term of Employment. Subject to the provisions of Section 6, the term of Executive's employment pursuant to this Agreement shall commence on and as of the date hereof and shall terminate on July 30, 2011.  This Agreement will automatically be renewed for successive periods of one year after July 30, 2011 unless Executive is otherwise notified in writing at least thirty (30) days before the first day of the successive one year term.   If the Company elects not to renew this Agreement at the end of the initial or any successor term and no Cause exists for termination at the time of the Company's failure to so renew, or if the Executive elects not to renew the initial or any successor term because Good Reason exists, then the non-renewal of any such initial or renewal term shall be considered a Termination without Cause or a Resignation for Good Reason and the Company shall provide Executive with the severance pay and benefits provided for such events in Section 6 of this Agreement. In this Agreement the word “Term” shall, depending on the context used, refer to the initial term or to any renewal periods.

3.           Duties;  Extent of Service. During Executive's  employment under this Agreement, Executive (i) shall serve as an employee of the Company with the title and position of President and Chief Executive Officer, reporting to and being under the direction of the Board of Directors of the Company, and shall have such executive duties and responsibilities as a president and chief executive officer of a publicly traded company in the United States customarily would have, subject to the Bylaws of the Company as in effect from time to time, and (ii) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacity indicated, and agrees to use Executive's best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company  and the  performance  of Executive's  duties  and responsibilities  hereunder. Executive shall be appointed to serve as a member of the Board of Directors of the Company as of the date of this Agreement. Notwithstanding the foregoing, the Executive shall not take any action specifically specified on Schedule 1 hereto without prior approval from the Board of Directors of the Company.

4.           Salary.  During Executive's employment under this Agreement, the Company shall pay Executive a salary at the rate of $120,000 per annum (the “Salary”). Each year, the Board of Directors shall review and decide whether to increase Executive's salary based on market rates and individual and corporate performance.   Such Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for its executive officers as in effect from time to time.

5.           Benefits.

(a)           Regular   Benefits. During   Executive's   employment   under   this Agreement, Executive shall be entitled to participate in any and all medical, pension, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally.    Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the  Company or  any administrative  or  other  committee provided for therein  or contemplated thereby) and (ii) generally applicable policies of the Company.

(b)           Vacation. During Executive's employment under this Agreement, Executive shall be entitled to four weeks vacation, annually, with pay.

(c)           Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive's employment hereunder to the extent those expenses are in compliance with the Company's business expense reimbursement policies  in  effect  from  time  to  time  and upon presentation by  Executive  of such documentation and records as the Company shall from time to time require.

(d)           Hong Kong Housing. The Company shall pay or reimburse Executive the sum of Two Thousand Five Hundred Dollars ($2,500) per month to cover the cost of Executive's apartment in Hong Kong, which shall be increased commensurate with any increases in the cost of renting such apartment.

(e)           Taxation of Payments and Benefits.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(f)           Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6.            Termination and Termination Benefits. Notwithstanding the provisions of Section 2, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)    Termination by the Company for Cause. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Salary through the date of termination effective immediately upon written notice to Executive. “Cause” shall mean the following:

(i)     the Executive is convicted or pleads guilty or nolo contendere to any felony whatsoever or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;

(ii)     the Executive deliberately and repeatedly fails to perform assigned duties and responsibilities, or deliberately engages in gross misconduct in the course of his employment, which in either case is not cured within 30 days after the Company serves Executive with written notice pursuant to this section detailing the unacceptable conduct and specifying the cure expected;

(iii)     without approval by the Board of Directors, Executive executes on behalf of the Company or its subsidiaries any loan agreement or promissory note or otherwise makes any commitment whatsoever on behalf of the Company or its subsidiaries to borrow money; or

(iv)     a material breach by Executive of any of the covenants, terms or provisions of this Agreement or any agreement between the Company and Executive regarding confidentiality, non-competition or assignment of inventions; or

(v)     failure by the Executive to act, or cease from acting, as requested in writing by the Board of Directors in connection with Executive's duties hereunder within 30 days of receipt of such written request.

(b)           Termination by Company Without Cause. The Company may also terminate Executive's employment under this Agreement without Cause at any time upon written notice to the Executive.

(c)           Resignation by Executive For Good Reason: Executive may also terminate his employment under this Agreement for Good Reason. “Good Reason” shall mean any of the following circumstances which is not cured within a reasonable period of time after the Executive serves the Company with written notice pursuant to this section detailing the circumstances and the cure expected: (i) the Executive's duties and responsibilities are materially reduced without Executive's consent to a level below that customarily exercised by presidents and chief executive officers; (ii) the Executive's base pay is reduced without his consent below the level specified in Section 4 of this Agreement; or (iii) the Executive is required to relocate his personal residence more than 50 miles from either Hong Kong or Santa Ana, California.

(d)           Resignation by Executive Without Good Reason. Executive's employment under this Agreement may be terminated by Executive without Good Reason by written notice to the Board of Directors at least 60 days prior to such termination.

(e)           Severance Pay and Benefits. In the event that Executive's employment is terminated either by the Company without Cause or by Executive for Good Reason (including but not limited to the Company's failure to renew this Agreement without Cause or the Executive's failure to renew this Agreement for Good Reason), the Company shall pay Executive a lump sum payment equal to (i) twelve (12) months of Executive's final base salary, plus the premiums to continue coverage for Executive and his spouse and dependents under the Company's group medical plans for a period of twelve (12) months (the “Severance Benefits”).

The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Executive's employment pursuant to this Agreement and such amounts shall be contingent upon the Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no Severance Benefits shall be provided unless and until the Executive determines to execute and deliver such release.

(f)           Death; Disability. Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a continuous period in excess of 60 days in any 180 day period, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms “permanent disability” or “permanently disabled” shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform his essential duties and responsibilities with reasonable accommodation in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

(g)   Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Executive's employment with the Company, Executive's obligations under Section 7 hereof shall survive any termination of Executive's employment with the Company at any time and for any reason.

7.            Non-Solicitation; Confidentiality; Proprietary Rights.

(a)           Non-Solicitation.   Executive agrees that he, on his own behalf or on behalf of any third party, directly or indirectly, shall not, during the term of this Agreement, and for a period of two (2) years thereafter solicit any employee or independent contractor of the Company to terminate such employee's employment with or service to the Company, or agree to hire any such employee or former employee or independent contractor or former independent contractor of the Company (unless at least 12 months have passed since the termination of such person's employment with or service to the Company).

(b)           Confidential Information.     As used in this Agreement, the term “Confidential Information” shall mean information belonging to the Company (for purposes of this Section 7 including all predecessors of the Company and its subsidiaries) of value to the Company or with respect to which Company has rights in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments,  surveys, computer disks, diskettes, CDs, DVDs, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.   Confidential Information includes information developed by Executive in the course of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive's employment.   Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under Section 7(c).

(c)           Confidentiality.    In the course of performing services hereunder on behalf of the Company and its subsidiaries and affiliates, Executive has had and from time to time will have access to Confidential Information. Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its subsidiaries or affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates.   All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Upon the termination of Executive's employment with the Company for any reason and as and when  otherwise  requested by the  Company,  all  Confidential  Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive's possession or control, shall be immediately returned to the Company.

(d)           Third Party Agreements and Rights.   Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive's use or disclosure of information or Executive's engagement in any business.   Executive represents and warrants to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party.   In Executive's work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e)           Litigation and Regulatory Cooperation.   During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.     Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.   During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.    The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 7(e).

(f)           Inventions.   Executive recognizes that the Company and its affiliates and subsidiaries possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing.    Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company.     Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its subsidiaries or affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing, without further compensation.   Irrespective of the foregoing, Executive shall not be required to assign his rights in any invention which qualifies fully under the provisions of Section 2870(a) of the California Labor Code, which provides, in pertinent part, that the requirement to assign “shall not apply to any invention that the employee developed entirely on his or her own time without using employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

(i)    Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(ii)   Result from any work performed by the employee for the employer.”

Executive understands that he bears the full burden of proving to the Company that an invention qualifies fully under Section 2870(a). By signing this Agreement, Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

(g)           Business Opportunities. Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors  of the  Company and without  additional  compensation  or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company's general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(h)           Acknowledgment. Executive acknowledges that the provisions of this Section 7 are an integral part of Executive's employment arrangements with the Company.

8.           Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by the Executive will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach.  Accordingly, subject to Section 9 hereof, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to enforce the specific performance of this Agreement by the Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

9.             Integration.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

10.           Assignment; Successors and Assigns, etc.   Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall  effect  a reorganization,  consolidate  with or merge  into  any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.   This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11.           Enforceability.   If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at 11839 East Smith Avenue, Santa Fe Springs, California.

14.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.           Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard solely before the state courts of California located within the County of Los Angeles.

16.           Arbitration. Any controversy, dispute or claim of whatever nature arising out of,  in connection with or relating to this Agreement or the interpretation, meaning, performance, breach or enforcement thereof, including any controversy, dispute or claim based on contract, tort, or statute, and including without limitation claims relating to the validity of this Agreement or relating to termination of employment, shall be resolved at the request of either party to this Agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, administered by and in accordance with the then existing Rules of Practice and Procedure of JAMS, and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. Either party may commence such proceeding by giving notice to the other party in the manner provided in Section 13 of this Agreement.   Upon filing a demand for arbitration, all parties to the Agreement will have right of discovery to the maximum extent provided by law for actions tried before a court, and both agree that in the event of an arbitration, disputes as to discovery shall be determined by the arbitrator(s). The arbitrator(s) in any such proceeding shall apply California substantive law and the California Evidence Code to the proceeding. The arbitrator(s) shall have the power to grant all legal and equitable remedies (provisional and final) and award damages provided by California law. The arbitrator(s) shall prepare in writing and provide to the parties an award including findings of fact and conclusions of law. The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to California Code of Civil Procedure §§1286.2 or 1286.6 for any such error.   The Company shall pay all fees of the arbitrator, and each party shall bear its or his expenses, costs and attorney fees relating to the arbitration and recovery under any order and/or judgment rendered therein. In any such proceeding general counsel for the Company may represent the Company regardless of whether such counsel has rendered advice to Executive in the past unless prohibited by law or rules of the California State Bar Association.  The parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of California for the purpose of enforcement of this agreement to arbitrate and any and all awards or orders rendered pursuant thereto.

17.           Counterparts.      This   Agreement   may  be   executed  in   any  number  of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

18.           Certain Definitions. For purposes of this Agreement, the term “person” means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

SCHEDULE 1

1.	Executive shall submit an annual budget for review and consideration by the Board of Directors.

2.	Executive shall not dismiss or engage an independent auditor of the Company without the prior approval of the Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:
AuraSound, Inc.

[Signature Page to Weisshaupt Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:
AuraSound, Inc.

[Signature Page to Weisshaupt Employment Agreement]